Exhibit 10.17

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and shall be effective as of this first day of January, 2003, by and between Central Pacific Bank, a Hawaii corporation, (the “Corporation”), with its principal offices at 220 South King Street, Honolulu, Hawaii 96813, and Denis K. Isono (the “Employee”).

RECITALS

A.          Employee is presently an employee of the Corporation and is presently employed in his current executive capacity as Executive Vice President and Chief Operations Officer of the Corporation.

B.          The Corporation and the Employee wish to acknowledge and memorialize the terms and conditions of the Employee’s employment with the Corporation.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the terms, conditions and covenants contained herein, the parties hereto agree as follows:

1.           Employment. Employee shall continue to be employed in his current title and/or capacity (herein collectively referred to as “capacity”), but subject to the terms and conditions stated hereinafter.

2.           Scope of the Employment. During the term of employment, the Employee shall exert the Employee’s best efforts and devote the Employee’s full and exclusive professional and/or business efforts, time and attention in fulfilling and discharging the Employee’s duties in his current capacity or in any other future capacity as designated by the Corporation. The services to be performed by the Employee in the Employee’s current capacity may be extended, curtailed or otherwise modified, from time to time, and/or the Employee’s title and/or capacity may change, at the discretion of the Corporation.

3.           Term. The term of the Employee’s employment by the Corporation pursuant to this Agreement shall be at the will of the Corporation and shall be subject to termination as provided in paragraphs 10, 11 and 12 hereinafter.

4.           Compensation and Other Benefits. The Employee shall continue to have the same compensation as presently paid to Employee, as the same may be changed from time to time at the discretion of the Corporation (including but not limited to annual discretionary cash bonus and stock options, if any) and continue to have the same rights, privileges and other benefits presently enjoyed by Employee in his current capacity (subject, however, to any change, at the discretion of the Corporation, in rights, privileges and other benefits as a result of any change in the Employee’s capacity), including but not limited to vacation and sick leave privileges and the right to participate in any retirement, pension, profit-sharing, stock option, insurance, medical, or other plans which may now be in effect or which may hereafter be adopted, all as described in the Corporation’s Employee Benefits and Policies Manual (the “Employee Manual”).

5.           Conduct. Employee shall continue to abide by the policies set forth in the Corporation’s Employee Manual and all other applicable policies and procedures of the Corporation, and comply with all applicable laws, ordinances, rules and regulations now or hereafter made applicable to the Corporation, its employees, and to Employee in his designated capacity.

6.           Confidentiality of Trade Secrets and Other Materials.

a.          The Employee shall regard and preserve as confidential all Trade Secrets (as defined below) and other non-public, confidential, privileged and/or proprietary information, including, without limitation, client lists, client files, and any other client information (collectively referred to herein as “Confidential Information”) pertaining to the Corporation and its affiliates and subsidiaries, that has been or may be revealed to or obtained by the Employee by reason of the Employee’s employment. The Employee shall not take, retain, copy or use, or disclose to any non- affiliated third party, either during the Employee’s employment or forever thereafter, any Trade Secret or other Confidential Information connected with the Corporation and its affiliates and subsidiaries, except as required in the line of the Employee’s employment capacity with the Corporation, or as authorized in advance and in writing by the Corporation, or as required by law, rule, regulation or lawful court order. This provision shall not apply with respect to information of the Corporation and its affiliates and subsidiaries, which has been voluntarily disclosed by the Corporation and its affiliates and subsidiaries, to the public or otherwise enters the public domain through lawful means.

b.          The Employee further agrees that all know-how, strategies, tactics, documents, reports, plans, proposals, marketing and sales plans, client lists, client files and materials, or any other Confidential Information and Trade Secrets revealed to or made by the Employee or that come into the Employee’s possession by reason of the Employee’s employment hereunder are the property of the Corporation and shall not be used by the Employee in any way adverse to the interest of the Corporation and its affiliates and subsidiaries, or for any unauthorized purpose. The Employee shall not deliver, reproduce or in any way allow such documents or things to be delivered or used by any non-affiliated third party without specific direction or consent of a duly authorized representative of the Corporation. The Employee shall not publish, release or otherwise make available to any third party any information describing any Trade Secret or other Confidential Information of the Corporation and its affiliates and subsidiaries, without prior specific written authorization of the Corporation. Notwithstanding the foregoing, the Employee may disclose any information (including,

Confidential Information or Trade Secrets) to any third-party pursuant to the Employee’s proper authority and capacity of employment with the Corporation.

c.          For purposes of this Agreement, the term “Trade Secrets” shall include, but not be limited to, information of the Corporation and its affiliates and subsidiaries, encompassed in all know-how, strategies, tactics, plans, proposals, marketing and sales plans, client lists, client files, financial information, costs, risk analysis, and all concepts or ideas in or reasonably related to the Corporation and its affiliates and subsidiaries, that have not been previously publicly released by duly authorized representatives of the Corporation and its affiliates and subsidiaries.

7.           Noncompetition During Employment. While employed hereunder, the Employee agrees to devote all of his professional and business expertise and efforts to the Corporation, and not to work for any other business or entity or engage in any activity in competition with the Corporation and its affiliates and subsidiaries, and not to render any services, directly or indirectly, of a business, commercial or professional nature to any other person, firm, corporation or organization for compensation without the prior written consent of the Corporation, and not to solicit or entice any employee of the Corporation and its affiliates and subsidiaries, to leave the employ thereof or work for anyone in competition with the Corporation and its affiliates and subsidiaries. Furthermore, the Employee hereby agrees not to take any preliminary steps to set up or engage in any business enterprise that would be in competition with the Corporation and its affiliates and subsidiaries, until after the termination of employment hereunder. In addition, while employed hereunder, the Employee hereby agrees to divulge to the Corporation any and all competitive plans which the Employee may have under consideration, whether or not the Employee intends to act upon such plans. As used in the preceding sentence, the term “competitive plans” shall include, but not be limited to, plans to set up, establish or engage in any business enterprise in competition with the Corporation and its affiliates and subsidiaries, and plans to seek or accept employment from anyone in competition with the Corporation and its affiliates and subsidiaries.

8.           Noncompetition After Termination.

a.          Employee agrees that for a period of twenty-four (24) months after this Agreement or the Employee’s employment, whichever is later, has been terminated for any reason, regardless of whether the termination is initiated by Corporation or Employee, or for a period of time equal to the length of Employee’ employment with Corporation if such tenure is less than twenty-four (24) months, Employee will not, directly or indirectly, solicit any person, company, firm, or corporation who is or was a customer of Corporation during a period of five (5) years prior to the termination of Employee’ employment. Employee agrees not to solicit such customers on behalf of himself or any other person, firm, company, or corporation. Corporation agrees to provide a list of such customers whom the Employee may not solicit.

b.          Employee agrees that for a period of twelve (12) months after the termination of his employment with Corporation, regardless of whether the termination was initiated by

Corporation or Employee, he will not accept employment with, or act as a consultant, contractor, advisor, or in any other capacity for, a competitor of the Corporation, or enter into competition with the Corporation, either by himself or through any entity owned or managed in whole or in part by the Employee, within the island of Oahu. The term “competitor” as used in this paragraph 8, means any entity primarily engaged in the business of providing banking and other related services.

c.          The parties have attempted to limit Employee’ right to compete only to the extent necessary to protect Corporation from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby agree that, if the scope or enforceability of the foregoing restrictive covenant is in any way disputed at any time, a court or other trier of fact may modify and enforce the covenant to the extent that it believes the covenant is reasonable under the circumstances existing at that time.

9.           Injunctive Relief. The Employee understands and hereby agrees that the Corporation will suffer irreparable harm in the event that the Employee fails to comply with any of the Employee’ obligations under paragraphs 6, 7 and 8 above and that monetary damages will be inadequate to compensate the Corporation for such breach. Accordingly, the Employee hereby agrees that the Corporation will be entitled to injunctive relief to enforce the terms of paragraphs 6, 7 and 8 above, as well as any other remedies available to the Corporation at law or in equity.

10.         Termination by Corporation.

a.          Termination For Cause. The Corporation may terminate this Agreement and the Employee’s employment at any time for cause without further liability or obligation to the Employee except as provided herein by giving written notice to the Employee. Upon such termination, the Employee shall have no right to receive compensation or other benefits for any period after termination for cause except as provided herein. Termination for cause shall include, but not be limited to, termination because of the Employee’s personal dishonesty, theft, gross misconduct, gross carelessness, breach of fiduciary duty, failure to perform stated duties, failure to comply with any of the Corporation’s policies or procedures, or any violation of law. If this Agreement and the Employee’s employment is terminated for cause, the Employee shall be entitled to the Employee’s base salary and accumulated and unused vacation time earned by the Employee and computed pro rata up to and including the date of termination, and the Corporation shall have no further obligation to the Employee. Except as otherwise provided herein, all other benefits specifically provided for in this Agreement shall cease and lapse as of the date of termination. Furthermore, any termination shall be without prejudice to any right or remedy to which the Corporation may be entitled either at law, in equity, or under this Agreement.

b.          Termination Without Cause. The Corporation may terminate this Agreement and the Employee’s employment at any time without cause without further liability or obligation to the Employee except as provided herein by giving the Employee thirty (30) days prior written notice. Upon the effective date of such termination, the Employee shall have no right to receive compensation or other benefits for any period after termination without cause except as provided herein. If this Agreement and the Employee’s employment is terminated without cause, the Employee shall be entitled to the Employee’s base salary and accumulated and unused vacation time earned by the Employee and computed pro rata up to and including the effective date of termination, and the Corporation shall have no further obligation to the Employee. Except as otherwise provided herein, all other benefits specifically provided for in this Agreement shall cease and lapse as of the effective date of termination.

11.         Termination by Employee. The Employee may resign and terminate the Employee’s employment hereunder at any time effective thirty (30) days after delivery of written notice to the Corporation. If the Employee voluntarily resigns, the Employee shall be entitled to Employee’s base salary and accumulated and unused vacation time earned by the Employee and computed pro rata up to and including the effective date of termination, and the Corporation shall have no further obligation to the Employee.

12.         Termination After Change of Control. If the Employee’s employment pursuant to this Agreement is terminated as a result of and within twelve (12) months after a Change of Control (as hereinafter defined), the Employee shall be entitled to the immediate vesting of all nonvested stock options granted and accumulated up to the date of termination and a severance pay in an amount equal to three (3) times the Employee’s annual base salary and annual cash bonus. A “Change of Control” is defined as the occurrence of any of the following events: (i) a merger where the Corporation and/or CPB, Inc., the 100% owner of the Corporation (“CPBI”) is not the surviving corporation; (ii) the transfer of all or substantially all of the assets of the Corporation to another unaffiliated corporation, entity or person; (iii) the acquisition by any person, group of related or affiliated persons (excluding, however, affiliates of the Corporation) or group of persons acting in concert in one or more transactions of equity securities of the Corporation and/or CPBI of fifty percent (50%) or more of the outstanding voting power of the Corporation and/or CPBI after such transaction or transactions.

13.         Limitation on Severance Payments. Notwithstanding the foregoing, any severance payment and, if applicable, the value of any option acceleration and any other benefits payable hereunder shall be reduced by such amount as is necessary, in the opinion of tax counsel or other appropriate tax advisor selected in good faith by the Corporation, so that no portion of the foregoing will be subject to excise taxes for an “excess parachute payment” under Internal Revenue Code Sections 280G and 4999.

14.         Withholding. All amounts payable by the Corporation hereunder shall be subject to all federal, state, local and other withholdings and employment taxes as required by applicable law.

15.         Arbitration. Any dispute or controversy arising under, out of, in connection with or related to this Agreement or by breach hereunder shall be determined and settled by binding arbitration in Honolulu, Hawaii, in accordance with the Rules of the American Arbitration Association and Hawaii Revised Statutes Chapter 658A. Judgment upon the award may be entered in a court of competent jurisdiction, provided that such award shall under no circumstances include as an element thereof, any award for punitive damages. The prevailing party shall be entitled to recover from the other party its or his own expenses for the arbitrator’s fees, attorney’s fees, and for other expenses of presenting its or his case. Other arbitration costs, including fees for records or transcripts, shall be borne equally by the parties. The arbitrator is expressly empowered to determine any matter related to the employment of the Employee, including, but not limited to, the manner in which employment is terminated, any claims of tortious conduct, and any other claim, related to the termination of employment and/or the parties’ actions or omissions of actions prior to or during the Employee’s employment. Demand for arbitration hereunder shall be made by notice in writing given to the other party within six (6) months of the event giving rise to the claim. Failure by any party to assert in writing within six (6) months of any claim within the scope of this paragraph shall forever bar the assertion of that claim in any forum.

16.         Binding Effect and Assignment. The rights and obligations of this Agreement shall be binding upon and inure to the benefit of the Corporation, its successors and assigns. This Agreement shall not be assigned by the Employee; however, the obligations of the Employee hereunder, to the extent that such obligations may be performed by the Employee’s estate, shall be binding upon the Employee’s heirs and estate.

17.         Survival of Rights, Duties and Obligations. The termination of Employee’s employment or of this Agreement shall not release either party to this Agreement from any liability which at the time of termination is already accrued to the other party or which thereafter may accrue with respect to any act or omission arising either prior to such termination or after such termination when there is a continuing obligation. Without limiting the foregoing, Sections 6, 8 and 9 shall survive termination of the Employee’s employment with the Corporation and/or the termination of this Agreement.

18.         Receipt of Agreement. Each of the parties hereto acknowledges having read this Agreement in its entirety and having received a fully executed copy thereof. A fully executed copy shall be an original for all purposes. The Employee further acknowledges that he has been advised, prior to his execution of this Agreement, of his right to retain and seek the advice of an attorney regarding this Agreement.

19.         Hawaii Law. This Agreement is to be governed by and construed under the laws of the State of Hawaii.

20.         Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the employment of the Employee by the Corporation during the term of this Agreement and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless in writing, specifically referring hereto, and signed by both parties.

Furthermore, the parties agree to amend this Agreement or to re-execute a new agreement, as and when necessary, to ensure the terms and provisions of this Agreement comply with all laws, rules and regulations at any time applicable to the Corporation and/or this Agreement.

21.         Waiver of Breach. The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, shall in no way affect either the validity of this Agreement or any part hereof of the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

22.         Notice. Any written notice required or permitted to be given hereunder shall be deemed delivered either when personally delivered or when mailed, registered or certified, postage prepaid with return receipt requested, if to the Employee, addressed to the Employee at the last residence address of the Employee as shown in the records of the Corporation, and if to the Corporation, addressed to the President of the Corporation at the principal office of the Corporation.

23.         Attorneys’ Fees. Should any litigation be commenced between the parties to this Agreement, concerning any provision of this Agreement or the rights and obligations of any party in relation thereto, the party prevailing in such litigation shall be entitled, in addition to such relief as may be granted by a court of competent jurisdiction, to a reasonable sum for attorney’s fees in such litigation which shall be determined by the court in which such litigation occurs, as well as all court costs.

24.         Severability. If any provision of this Agreement is held to be invalid or unenforceable by any court or lawful authority, the invalidity or unenforceability of such provision shall not affect the validity and enforceability of the remaining provisions of this Agreement, and all such remaining provisions and this Agreement shall be construed so as to be valid and enforceable to the maximum extent permitted by law, and this Agreement shall be reformed accordingly.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above and effective as of the Effective Date.

CENTRAL PACIFIC BANK

By	/s/ Glenn K.C. Ching
Glenn K.C. Ching
General Counsel
Senior Vice President
(Corporation)

/s/ Denis K. Isono

(Employee)